Exhibit 10.1
April 14, 2021

Michael Patterson
Delivered electronically

Dear Michael:

This letter agreement (this “Agreement”) confirms the understanding you and Romeo Power, Inc. (“Romeo” or the “Company”) have reached concerning you transitioning, effective as of the date you sign this Agreement, from a full-time employee and officer of the Company to a part-time consultant through the end of calendar year 2021.

1.Cessation of Employment. You agree that you will cease to be an employee of the Company or any of its affiliates as of the date you deliver a signed copy of this Agreement to the CEO as provided below (“Employment Termination Date”).
(a)Execution and Effectiveness. For this Agreement to become effective, you must deliver a signed copy of this Agreement to Lionel Selwood, Jr., the Company’s Chief Executive Officer (the “CEO”), within 7 days of the date hereof. You may deliver the signed copy to the CEO in person, by overnight delivery or by e-mail. This Agreement shall become effective as of the date you deliver a signed copy to the CEO.
(b)Resignation from Positions and Waiver of Board Observer Rights. By signing this Agreement, you hereby (i) resign from all officer, director, or other positions that you may have held with the Company and its affiliates (including the board of the Company’s joint venture with BorgWarner) and (ii) irrevocably waive any and all observer rights with respect to the Board of Directors of the Company and any subcommittees thereof.
(c)Payments Due Upon Termination of Employment. By signing this Agreement, you acknowledge and agree that you have received on or prior to your Employment Termination Date, payment of the following: (i) all compensation owed you with respect to all time periods, up to and including the Employment Termination Date and (ii) reimbursement for all appropriate and documented business expenses incurred up to and including your Employment Termination Date pursuant to applicable Company policies and practices, and you represent that you have no unsubmitted business expenses.
(d)Employee Benefits; Severance. Your participation in all employee benefit plans, arrangements, perquisites or payments made by the Company on your behalf generally will cease shortly after your Employment Termination Date, after which you may be able to continue coverage under group health plans to the extent permitted under the federal Consolidated Omnibus Budget Reconciliation Act of 1986 and similar state laws (COBRA). Your rights and participation in all Company employee

Exhibit 10.1
benefit plans subject to ERISA, as a former employee, shall be governed by their terms, set forth in the applicable plan documents. You waive future coverage and benefits under all Company disability programs. In addition, you irrevocably waive any right to severance you might otherwise have had under your employment agreement with the Company, dated August 7, 2020.
(e)No Additional Claim for Compensation or Benefits. Except as specified in this Section 1, you acknowledge that you have received all compensation, including but not limited to base salary, severance, salary continuation, change in control benefits, paid time off and incentive compensation, and employee benefits due to you for services rendered before and as of the Employment Termination Date, and, except as expressly provided in this Agreement, you will have no further claim for salary or other form of compensation, nor for any employment benefits, with respect to the period of your employment with the Company or any of its affiliates (or with respect to any other entity, to the extent such a claim ultimately could result in liability to the Company or any of its affiliates) on, before, or after the Employment Termination Date (other than with respect to any stock options you do now hold, which will continue to vest during your consultancy pursuant to Section 2, below). Romeo will take any action necessary to confirm the foregoing.
2.Post-Termination Consulting Services. You acknowledge and agree that:
(a)You will provide to Romeo and its affiliates consulting services after your Employment Termination Date with respect to such projects as requested by the CEO, in his sole and absolute discretion, which will include continuing to make introductions of customers and suppliers and providing strategic guidance as to sales of the Company’s products and services;
(b)In addition to the matters identified in Section 2(A), you agree to (a) maintain existing customer relationships, including developing multiple points of contact within Romeo and its affiliates, (b) assist in transitioning day-to-day operating responsibilities to senior managers or other executives (collectively, with the matters identified in Section 2(A), the “Consulting Services”);
(c)The Consulting Services are being provided by you as an independent contractor and not as an employee of Romeo or any of its affiliates; you are not and will not be an agent of Romeo or its affiliates; and, as of the Employment Termination Date, you have had no authority to make any representation, contract, or commitment on behalf of Romeo or its affiliates or otherwise bind Romeo or any of its affiliates and will not attempt to do so;
(d)You will have exclusive control over the means, manner, and methods by which the Consulting Services are performed, and you will provide all equipment, supplies, and materials at your own expense in performing the Consulting Services; provided, however, the Company shall reimburse you for reasonable third party documented out of pocket costs directly associated with your performance of the Consulting Services.

Exhibit 10.1
(e)You agree that you will perform the Consulting Services to the best of your ability in a professional manner consistent with the highest industry standards and the undivided duty of loyalty you owe to Romeo and its affiliates; in accordance with the highest standard of care with regard to such Consulting Services; and in accordance with all federal, state and local laws, rules and regulations which relate to or govern the activities contemplated by this Agreement;
(f)Your exclusive compensation for the Consulting Services shall be a monthly fee of $25,000.00, commencing on the day following the Employment Termination Date and ending on the Expiration Date, as defined in subsection (I) below, prorated for partial months; provided, however, that you and the Company hereby agree that your retention bonus letter, attached hereto as Exhibit A, is amended as of the date hereof to provide that, solely for the purposes of Exhibit A, you will be considered to be an active employee for the period you are performing Consulting Services;
(g)You understand and agree that, for the period you provide Consulting Services, Romeo is not classifying you as its employee and, therefore, you and any of your employees, agents and affiliated persons and entities will not be entitled to any of the benefits or rights that Romeo or its affiliates provides to individuals they classify as employees, including such things as seniority, vacations, paid holidays, bonuses, retirement benefits, health benefits or equity-related benefits. Romeo has not offered you any such benefits or rights as an employee with respect to your Consulting Services, and you agree that the consulting fee is based on the understanding that you will not receive any benefits from Romeo or its affiliates and that you would be unjustly enriched, were you to receive any such benefits. You therefore agree not to assert any claim against Romeo or any of its affiliates or entity for or with respect to such benefits;
(h)This Agreement is with you in your individual capacity and does not create any relationship with any entity you own in whole or part, nor does it create any obligation of Romeo or its affiliates to any individual or entity other than you.
(i)The date on which the Consulting Services expire or are otherwise terminated is referred to as the “Expiration Date.” This Consulting Services shall expire on December 31, 2021. Notwithstanding anything to the contrary contained in this Agreement, (a) Romeo may terminate the Consulting Services at any time for “Good Cause,” which means that Romeo would have had grounds to terminate you for “Cause“ under your employment agreement with Romeo, dated August 7, 2020 had you remained a Romeo employee through the Expiration Date. If your Consulting Services terminate at a time when the Company could have terminated the Consulting Services for Good Cause had it known all the relevant facts and circumstances, the termination of the Consulting Services shall be treated as having been for Good Cause.

Exhibit 10.1
3.Consideration. In consideration for your execution of this Agreement, the Company and you agree that the Company is entering into the Consulting Services arrangement described above as of your Employment Termination Date.
4.Taxes.     You understand and agree that the Company is in no way responsible for any income and/or other tax obligations owed by you in connection with this Agreement or otherwise, if any, and including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment under this Agreement or for any Consulting Services, and you agree that Romeo and its affiliates have no duty to try to prevent any adverse determination made as to the tax treatment of any such payments. You agree to indemnify and hold Romeo and its affiliates harmless from all such income and/or other tax obligations.
5.Proprietary Information. As a condition to the Company’s obligations under this Agreement, you must sign and return the attached Consultant Confidentiality and Invention Assignment Agreement along with this Agreement.
6.Non-Admission. You understand and agree that this Agreement, and the consideration set forth in Section 3, does not constitute an admission by the Company of any wrongdoing, including, but not limited to, a violation of statute, law, or regulation, or breach of an express or implied contract.
7.Notices and Representations. You represent and agree that you have read this Agreement and you knowingly and voluntarily enter into this Agreement. Furthermore, you have been informed by the Company and understand and agree as follows:
(a)You understand the terms of this Agreement, you are signing voluntarily and with the full understanding of its consequences, and you have not been forced or coerced in any way.
(b)The Company would not have agreed to pay you payments or benefits in exchange for signing this Agreement but for the representations and covenants you made by signing it.
(c)You have not suffered any job-related wrongs or injuries, such as any type of discrimination and you have no occupational diseases. You have properly reported all hours that you have worked and you have been paid all compensation, benefits, and other amounts that the Company or any of its affiliates owed you. You have submitted a request for reimbursement for all amounts that you are entitled to receive reimbursement from the Company and its affiliates. You understand that the Company in the future may improve employee benefits or pay. You understand that your former job may be refilled.
(d)If initially you did not think any representation made in this Agreement was true or if initially you felt uncomfortable in making it, you have resolved all your doubts and concerns before signing this Agreement. You have carefully read this Agreement, you

Exhibit 10.1
fully understand what it means, you are entering into it knowingly and voluntarily, and all your representations in it are true.
8.Duty to Cooperate. You shall, at the reasonable request of the Company and for no additional consideration, assist the Company and cooperate in the defense and/or investigation, in which you have knowledge or can be of help, of any third party claim or any investigation or any proceeding, whether actual or threatened, including, without limitation, participating as a witness and providing truthful testimony in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body.
9.Entire Agreement. This Agreement sets forth the entire agreement between you and the Company relating to the subject matter and supersedes any and all prior agreements, representations, or understandings of the parties with respect to the subject matter hereof to the extent any such agreement, representation, or understanding would result in any liability or obligation of the Company or any of its affiliates. You acknowledge that you have not relied on any representations, promises or agreements of any kind in connection with your decision to accept this Agreement. This Agreement may only be modified in a writing signed by both you and the Company. No waiver of any provision of this Agreement shall be binding unless in writing and signed by the waiving party. No such waiver of any provision of this Agreement shall waive of any other provision of this Agreement or constitute a continuing waiver. This Agreement may be signed in one or more counterparts or multiple originals, each of which shall be an original but all of which together shall constitute one and the same document. The parties agree that facsimile and electronic signatures have the same force and effect as original signatures.
10.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. The exchange of copies of this Agreement and signature pages by facsimile transmission, by electronic mail in portable document format (“pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.
11.Severability. If any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement, and the remainder of this Agreement shall be enforced as if such invalid, illegal, or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
12.No Assignment; Successors. The Company may assign this Agreement to any successor to all or part of its assets or business without your consent. Except as specifically provided in this Agreement, no party may assign this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of each party’s successors, permitted assignees, heirs, executors, administrators, and legal representatives.

Exhibit 10.1
13.Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.
14.Headings. The headings in this Agreement are solely for the convenience of reference and shall not affect its meaning or interpretation.
15.Governing Law/Interpretation; Venue.  This Agreement shall be deemed to have been made within the State of California, and, to the extent federal law does not apply, shall be interpreted and construed and enforced in accordance with the internal laws (and not the conflicts of law rules) of such State and before the state or federal courts of competent jurisdiction in such State.  The parties expressly consent to personal jurisdiction and venue in the state and federal courts for the county of Los Angeles, California, for any lawsuit filed there against one party against the other arising from or related to this Agreement.
16.Effect of Void Provision. Should any provisions of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to become legal and enforceable, such provision will immediately become null and void, leaving the remainder of this Agreement valid and enforceable, in full force and effect, unless the other party to this Agreement elects to cancel it.
17.Survivability. The provisions of Sections 4 through 17 shall survive the termination or expiration of this Agreement.
Sincerely,
                            Romeo Power, Inc.

                            By: ______________________________
                                 Lauren Webb
                            Its:     Chief Financial Officer

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Agreement.
Agreed to and accepted this ______ day of April 2021.

Exhibit 10.1
Date: __________________

    _______________________________________
    Michael Patterson